PROSPECTUS Dated January 24, 2001                    Pricing Supplement No. 5 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 25, 2001                                    Dated February 2, 2001
                                                                  Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                Euro Floating Rate Senior Bearer Notes Due 2004

                            -----------------------

     We may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2004) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We have applied to the U.K. Listing Authority for the notes to be admitted on the Official List of the London Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:              $500,000,000

Maturity Date:                 February 9, 2004

Settlement Date
(Original Issue Date):         February 9, 2001

Interest Accrual Date:         February 9, 2001

Issue Price:                   99.89%

Specified Currency:            U.S. Dollars

Redemption Percentage
    at Maturity:               100%

Base Rate:                     LIBOR

Spread (Plus or Minus):        Plus 0.25% per annum

Spread Multiplier:             N/A

Index Currency:                U.S. Dollars

Index Maturity:                6 months

Maximum Interest Rate:         N/A

Minimum Interest Rate:         N/A

Initial Interest Rate:         To be determined on the second
                               London banking day prior to the
                               Original Issue Date

Initial Redemption Date:       N/A

Initial Redemption
    Percentage:                N/A

Annual Redemption
Percentage Reduction:          N/A

Optional Repayment
    Date(s):                   N/A

Interest Payment Dates:        Each February 9 and August 9,
                               commencing August 9, 2001;
                               provided that if any such day (except
                               the maturity date) is not a business
                               day, that interest payment date will be
                               the next succeeding day that is a
                               business day, unless that succeeding
                               business day would fall in the next
                               calendar month, in which case such
                               interest payment date will be the
                               immediately preceding business day.

Interest Payment Period:       Semi-annually

Interest Reset Dates:          Each interest payment date

Interest Reset Periods:        Semi-annually

Business Day:                  New York and London

Calculation Agent:             The Chase Manhattan Bank

Agent:                         Morgan Stanley & Co. International
                               Limited

Denominations:                 $10,000

Common Code:                   012452969

ISIN:                          XS0124529693

Other Provisions:              None

                               (continued on next page)


     Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.


                           MORGAN STANLEY DEAN WITTER
BANCA COMMERCIALE ITALIANA                                      CREDIT LYONNAIS
DEUTSCHE BANK                                    DRESDNER KLEINWORT WASSERSTEIN

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Plan of Distribution:

     On February 2, 2001, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.59%, which we refer to as the "purchase price." The purchase price equals the stated issue price of 99.89% less a combined management and underwriting commission of 0.30% of the principal amount of these notes.

                                                  Principal Amount of
                         Name                            Notes
                         ----                     -------------------
Morgan Stanley & Co. International Limited........   $480,000,000
Banca Commerciale Italiana........................      5,000,000
Credit Lyonnais...................................      5,000,000
Deutsche Bank AG London...........................      5,000,000
Dresdner Bank AG..................................      5,000,000
        Total                                        $500,000,000
                                                     ============


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